CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities	$4,510,000	$321.56
due 2012

February 2010 Pricing Supplement No. 321 Registration Statement No. 333-156423 Dated February 25, 2010 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM
The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of PLUS that you hold an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the underlying basket on the valuation date.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	February 25, 2010
Original issue date:	March 4, 2010 (5 business days after the pricing date)
Maturity date:	March 5, 2012
Aggregate principal amount:	$4,510,000
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting	Initial price
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	25.0%	568.9442
	Platinum	PLTMLNPM	12.5%	$1,514.00
	Palladium	PLDMLNPM	12.5%	$420.00
	Zinc	LOZSDY	10.0%	$2,148.50
	Cocoa	CC1	10.0%	$2,922
	Coffee	KC1	10.0%	129.80¢
	Palm Oil	KO3	10.0%	MYR2,595
	Rough Rice	RR1	10.0%	13.640¢
Payment at maturity:
If the basket appreciates:
•    $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•    $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,330 per PLUS (133% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	135%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day:
Platinum:  the afternoon fixing price per troy ounce (as stated in U.S. dollars);
Palladium:  the afternoon palladium fixing price per troy ounce (as stated in U.S. dollars);
Zinc:  the official cash offer price per tonne (as stated in U.S. dollars);
Cocoa:  the official settlement price per metric ton (as stated in U.S. dollars);
Coffee:  the official settlement price per pound (as stated in U.S. cents);
Palm Oil:  the official settlement price per ton (as stated in Malaysian ringgit (“MYR”)); and
Rough Rice:  the official settlement price per hundredweight (as stated in U.S. cents).
For full descriptions, please see “Fact Sheet – Commodity price” beginning on page 2 of this pricing supplement.

Index value:	For any index business day, the official settlement price of the brent crude index
Initial basket commodity price:	The commodity price or index value, as applicable, for the applicable basket commodity on the pricing date. See “Basket—Initial price” above.
Final basket commodity price:	The commodity price or index value, as applicable, for the applicable basket commodity on the valuation date
Valuation date:
In respect of each basket commodity, February 29, 2012, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.

Principal protection:	None
Interest:	None
CUSIP:	617482KS2
ISIN:	US617482KS20
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$22.50	$977.50
Total	$4,510,000	$101,475	$4,408,525
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commission of $22.50 for each PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the PLUS.
The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity PLUS dated August 20, 2009           Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the performance of the underlying basket on the valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 25, 2010	March 4, 2010 (5 business days after the pricing date)	March 5, 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,510,000
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Principal protection:	None
Interest:	None
Basket:	Basket commodity	Bloomberg ticker symbol	Weighting	Initial price
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	25.0%	568.9442
	Platinum	PLTMLNPM	12.5%	$1,514.00
	Palladium	PLDMLNPM	12.5%	$420.00
	Zinc	LOZSDY	10.0%	$2,148.50
	Cocoa	CC1	10.0%	$2,922
	Coffee	KC1	10.0%	129.80¢
	Palm Oil	KO3	10.0%	MYR2,595
	Rough Rice	RR1	10.0%	13.640¢
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the value of the basket has increased (so that the basket percent increase is positive):
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the value of the basket has not changed or has declined (so that the basket performance factor is equal to or less than 1.0):
•     $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,330 per PLUS (133% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	135%
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day:
Platinum: the official afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the relevant exchange authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the relevant exchange on such date;
Palladium: the official afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the relevant exchange authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the relevant exchange on such date;
Zinc: the official cash offer price per tonne of Special High Grade Zinc on the relevant exchange for the spot market, stated in U.S. dollars, as determined and published by the relevant exchange on

February 2010	Page 2

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

such date;
Cocoa: the official settlement price per metric ton of deliverable grade cocoa beans on the relevant exchange of the first nearby month futures contract; provided that any pricing date after the date of the last trade of the relevant options contract shall look to the second nearby month futures contract, stated in U.S. dollars as determined and published by the relevant exchange on such date;
Coffee: the official settlement price per pound of deliverable grade washed Arabica coffee on the relevant exchange of the first nearby month futures contract; provided that any pricing date after the date of the last trade of the relevant options contract shall look to the second nearby month futures contract, stated in U.S. cents as determined and published by the relevant exchange on such date;
Palm Oil: the official settlement price per ton of deliverable grade palm oil on the relevant exchange of the third nearby month futures contract stated in MYR, as determined and published by the relevant exchange on such date; and
Rough Rice: the official settlement price per hundredweight of deliverable grade rough rice on the relevant exchange of the first nearby month futures contract; provided that any pricing date after the date of the last trade of the relevant options contract shall look to the second nearby month futures contract, stated in U.S. cents, as determined and published by the relevant exchange on such date.

Index value:	For any index business day, the official settlement price of the brent crude index, as published by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc. (“S&P”)
Relevant exchange:
Platinum: the London Platinum and Palladium Market.
Palladium: the London Platinum and Palladium Market.
Zinc: the London Metal Exchange
Cocoa: the New York Board of Trade.
Coffee: the New York Board of Trade.
Palm Oil: the Malaysian Derivatives Exchange.
Rough Rice: the Chicago Board of Trade.

Index publisher:	S&P
Initial basket commodity price:
The commodity price or index value, as applicable, for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable). See “Basket—Initial price” above.
If any initial basket commodity price for any basket commodity as finally made available by the relevant exchange differs from any initial basket commodity price specified in the final pricing supplement, we will include the definitive initial basket commodity price in an amended pricing supplement.

Final basket commodity price:
The commodity price or index value, as applicable, for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable)

Valuation date:
In respect of each basket commodity, February 29, 2012, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.

Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

February 2010	Page 3

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482KS2
ISIN:	US617482KS20
Minimum ticketing size:	1 PLUS
Tax considerations:	Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS. Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:
•	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the basket commodities and in futures and options contracts on the basket commodities listed on major securities markets.  Such purchase activity could increase the prices of the basket commodities, and therefore the prices at which the basket commodities must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee

February 2010	Page 4

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

February 2010	Page 5

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2010	Page 6

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	135%
Maximum payment at maturity:	$1,330 per PLUS (133% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
Where the basket appreciates as a whole, the payout on the PLUS at maturity is equal to $1,000 plus the product of $1,000 times the basket percent increase times the leverage factor, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity if the value of the basket increases to approximately 124.4444% of the initial value of the basket.

▪	If the basket appreciates 5%, the investor would receive a 6.75% return, or $1,067.50 per PLUS.

▪	If the basket appreciates 40%, the investor would receive only the maximum payment at maturity of $1,330 per PLUS, or 133% of the stated principal amount.

▪
Where the basket depreciates as a whole or does not appreciate, the payout on the PLUS at maturity is equal to $1,000 times the basket performance factor, and is consequently an amount less than or equal to the $1,000 stated principal amount of each PLUS, based on a 1% loss of principal for each 1% decline in the basket.

▪	For example, if the basket depreciates by 15%, investors will lose 15% of their principal and receive only $850 per PLUS at maturity, or 85% of the stated principal amount.

February 2010	Page 7

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Calculation of Payment at Maturity

Basket Percent Increase Example

Below is an example of how to calculate the payment at maturity if the basket percent increase is positive based on the leverage factor, the maximum payment at maturity of $1,330 per PLUS, and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

Leverage factor = 135%

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent crude index	25.0%	$550	$577.50	+ 5%
Platinum	12.5%	$1,500	$1,575	+ 5%
Palladium	12.5%	$400	$420	+ 5%
Zinc	10.0%	$2,200	$2,310	+ 5%
Cocoa	10.0%	$3,000	$3,150	+ 5%
Coffee	10.0%	130¢	136.5¢	+ 5%
Palm Oil	10.0%	MYR2,500	MYR2,625	+ 5%
Rough Rice	10.0%	10¢	10.5¢	+ 5%

Basket Percentage Increase = sum of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

[(final brent crude index price – initial brent crude index price) / initial brent crude index price] x 25%; plus
[(final platinum price – initial platinum price) / initial platinum price]  x  12.5%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  12.5%; plus
[(final zinc price – initial zinc price) / initial zinc price]  x  10%; plus
[(final cocoa price – initial cocoa price) / initial cocoa price]  x  10%; plus
[(final coffee price – initial coffee price) / initial coffee price]  x  10%; plus
[(final palm oil price – initial palm oil price) / initial palm oil price]  x  10%; plus
[(final rough rice price – initial rough rice price) / initial rough rice price]  x  10%

So, using the final basket commodity prices above:

brent crude index  = [($577.50 – $550) / $550] x 25%  = 1.25%; plus platinum  = [($1,575 – $1,500) / $1,500] x 12.5%  = 0.625%; plus palladium  =  [($420 – $400) / $400] x 12.5%  = 0.625%; plus zinc  =  [($2,310 – $2,200) / $2,200] x 10%  = 0.5%; plus
cocoa  =  [($3,150 – $3,000) / $3,000] x 10%  = 0.5%; plus
coffee  =  [(136.5¢ – 130¢) / 130¢] x 10%  = 0.5%; plus
palm oil  =  [(MYR2,625 – MYR2,500) / MYR2,500] x 10%  = 0.5%; plus rough rice =  [(10.5¢ – 10¢) / 10¢] x 10%  = 0.5%

which equals

basket percentage increase   =   5%

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$1,000   x   5%   x   135%   =   $67.50

Since this amount would not result in a payment at maturity that would exceed the maximum payment at maturity of $1,330 per PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $67.50   =   $1,067.50

February 2010	Page 8

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

The basket performance factor is less than 100%

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent crude index	25.0%	$550	$247.50	– 55%
Platinum	12.5%	$1,500	$1,575	+ 5%
Palladium	12.5%	$400	$420	+ 5%
Zinc	10.0%	$2,200	$2,310	+ 5%
Cocoa	10.0%	$3,000	$3,150	+ 5%
Coffee	10.0%	130¢	136.5¢	+ 5%
Palm Oil	10.0%	MYR2,500	MYR2,625	+ 5%
Rough Rice	10.0%	10¢	10.5¢	+ 5%

Basket Performance Factor = sum of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

(final brent crude index price / initial brent crude index price) x 25%; plus
(final platinum price / initial platinum price)  x  12.5%; plus
(final palladium price / initial palladium price)  x  12.5%; plus
(final zinc price / initial zinc price) x  10%; plus
(final cocoa price / initial cocoa price)  x  10%; plus
(final coffee price / initial coffee price)  x  10%; plus
(final palm oil price / initial palm oil price)  x  10%; plus
(final rough rice price / initial rough rice price)  x  10%

So, using the final basket commodity prices above:

brent crude index  = ($247.50 / $550) x 25%  = 11.25%; plus
platinum  = ($1,575 / $1,500) x 12.5%  = 13.125%; plus
palladium  =  ($420 / $400) x 12.5%  = 13.125%; plus
zinc  =  ($2,310 / $2,200) x 10%  = 10.5%; plus
cocoa  =  ($3,150 / $3,000) x 10%  = 10.5%; plus
coffee  =  (136.5¢ / 130¢) x 10%  = 10.5%; plus
palm oil  =  (MYR2,625  / MYR2,500) x 10%  = 10.5%; plus
rough rice =  (10.5¢ / 10¢) x 10%  = 10.5%

which equals

basket performance factor   =   90%

In the above example, the final basket commodity prices of all the basket commodities except for the brent crude index (with a combined weighting of 75% of the basket), are each higher than their respective initial basket commodity prices, but the final basket commodity price of the brent crude index (with a weighting of 25% of the basket) is lower than its initial basket commodity price.  Accordingly, although the final basket commodity prices of three-fourths of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity price of the other one-fourth (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Therefore, the payment at maturity per PLUS will equal:

$1,000 times the basket performance factor; or

$1,000   x   90%   =   $900

The payment at maturity per PLUS will be $900, which is less than the stated principal amount by an amount proportionate to the percentage decline in the basket.

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the sum of the weighted performance of the basket commodities from the pricing date to the valuation date, as determined as follows:

If the basket appreciates:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,330 for each PLUS,

If the basket depreciates or does not appreciate:

$1,000    x    basket performance factor

If the basket depreciates or does not appreciate, the basket performance factor will be equal to or less than 1.0, and the payment at maturity will therefore be equal to or less than, and possibly substantially less than, the stated principal amount.  There is no minimum payment at maturity on the PLUS.

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
The PLUS do not pay interest or guarantee any return of your principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the value of the basket has decreased over the term of the PLUS, you will lose money on your investment and you will receive an amount in cash that is less than, and possibly substantially less than, the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value. See “How the PLUS Work” on page 7 above.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,330 per PLUS (133% of the stated principal amount). Although the leverage factor provides 135% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 133% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the basket exceeds approximately 124.4444% of the initial value of the basket.

▪
Market price of the PLUS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the price of each of the basket commodities (including the commodity underlying the brent crude index) at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities (including the commodity underlying the brent crude index), interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or stock or commodities markets generally and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities and the commodity underlying the brent crude index at any time, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline in price.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of other basket commodities.  Furthermore, the basket is not equally weighted among the basket commodities. Decreases in the price of a more heavily weighted basket commodity, such as the brent crude index which has a 25% weighting in the basket, could moderate or wholly offset increases in the price of the less heavily weighted basket commodities.

▪
Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the PLUS is not equivalent to investing directly in any of the basket commodities, in futures contracts or forward contracts on any of the basket commodities or in the contracts that underlie the brent crude index.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities, futures contracts or forward contracts on any of the basket commodities or contracts that underlie the brent

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

crude index. Further, by purchasing the PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities or to contracts that underlie the brent crude index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the prices of the basket commodities and the value of your PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile (see “Historical Information” beginning on page 16).

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Adjustments to the brent crude index could adversely affect the value of the PLUS.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), as the index publisher, may add, delete or substitute the commodity contracts constituting the brent crude index or make other methodological changes that could change the value of the brent crude index.  The index publisher may discontinue or suspend calculation or publication of the brent crude index at any time.  Any of these actions could adversely affect the value of the PLUS.  Where the brent crude index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the brent crude index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The brent crude index may in the future include contracts that are not traded on regulated futures exchanges.  The brent crude index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the brent crude index continues to be composed exclusively of regulated futures contracts.  As described below, however, the brent crude index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Specific commodities’ prices are affected by numerous factors specific to each market.  We describe the principal risks associated with investments in palladium, cocoa, coffee and rough rice in the next paragraphs.  For more information on the brent crude index, platinum, zinc and palm oil, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for Commodity PLUS.  Also see “Annex II—The S&P GSCI™-ER” in the accompanying prospectus supplement for Commodity PLUS.

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Palladium.  The price of palladium has fluctuated widely over the past several years. Since the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa  and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the PLUS.  For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds.  Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the PLUS.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a continued decline in the global automotive industry may impact the price of palladium and affect the value of the PLUS. Palladium is also used in the electronics, dental and jewelry industries.

Cocoa.  The price of cocoa is primarily affected by the global demand for, and supply of, cocoa, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Cocoa is primarily used by the confectionary industry.  The majority of cocoa is produced in West African nations such as Ghana and the Ivory Coast.  This region has historically been subject to periods of significant political instability, which could lead to disruptions in production and price volatility.  The majority of cocoa consumption is in the European Union member nations and the United States.  Any significant changes in demand for cocoa by these nations could result in substantial volatility and a decline in the price of cocoa.

Coffee.  The price of Arabica coffee is primarily affected by the global demand for and supply of coffee. The supply of coffee can be affected by weather conditions, the health of coffee trees and harvesting practices. Historically, weather has played a major role in determining world supply. The internal policies of the governments of producing countries with regard to number of trees planted, price support programs and world export quotas can also impact the amount of coffee available for world trade. The demand for coffee is primarily determined by its price, the price and availability of substitute drinks and consumers’ tastes. The price of coffee has been extraordinarily volatile over the years.  It is subject to supply disruptions such as freezing conditions in the major coffee growing regions, such as the Brazilian highlands, and to new exporters buying market share via lower prices, as was the case for Vietnam in the late 1990s and early 2000s.  The intraday volatility of coffee futures is also high.  If coffee prices decrease significantly, this could adversely affect the value of the PLUS.

Rough Rice.  Rough rice is the primary food staple for much of the world’s population and an important ingredient in many processed foods and beverages. Rice prices are primarily affected by weather and crop growing conditions generally and the global demand for, and supply of, rough rice, which is driven by global rice production, population growth and economic activity. In addition, prices for rice are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including rice, energy and, more generally, fiscal and monetary issues. Global demand for by-products of rice, which are used for fuel, fertilizers and packing materials, also influences the price of rough rice.

▪
There are risks relating to trading of commodities on the London Platinum and Palladium Market.  Platinum and palladium are traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of platinum and palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum and palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of zinc are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange,

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain basket commodities, and consequently your payment at maturity, could be adversely affected.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the PLUS.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interest.  MSCG, the calculation agent, is our subsidiary.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  As calculation agent, MSCG has determined the initial basket commodity price and will determine the final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and will calculate the amount of cash, if any, you receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price in the event of a market disruption event, may affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.  MSCG and other affiliates of ours have carried out. and will continue to carry out, hedging activities related to the PLUS (and to other instruments linked to the basket commodities), including trading in futures and options on the basket commodities as well as in other instruments related to such basket commodities.  MSCG and some of our other subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket commodity prices of the basket commodities and, therefore, could have increased the prices at which the basket commodities must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid

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forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer prices, as applicable, as well as end-of-quarter official settlement prices or official cash offer prices, as applicable, for each of the basket commodities for each quarter in the period from January 1, 2005 through February 25, 2010.  The related graphs set forth the official settlement prices or official cash offer prices, as applicable, for each respective basket commodity for the same period.  The index value and commodity prices on February 25, 2010 were, in the case of the brent crude index, 568.9442, in the case of platinum, $1,514.00, in the case of palladium, $420.00, in the case of zinc, $2,148.50, in the case of cocoa, $2,922.00, in the case of coffee, 129.80¢, in the case of palm oil, MYR2,595 and, in the case of rough rice, 13.640¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

Brent Crude Index	High	Low	Period End
2005
First Quarter	806.5575	585.6782	792.7308
Second Quarter	832.0475	685.6897	782.6629
Third Quarter	921.2378	773.1704	861.4689
Fourth Quarter	852.2116	723.0358	769.5195
2006
First Quarter	861.6602	747.3957	830.0096
Second Quarter	936.5114	835.3968	905.0875
Third Quarter	947.4770	729.8762	759.1187
Fourth Quarter	747.4829	685.4407	702.1380
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter	620.0170	529.9171	593.2141
2010
First Quarter (through February 25, 2010)	622.1772	524.3621	568.9442

Daily Official Settlement Values of Brent Crude Index January 1, 2005 to February 25, 2010

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Platinum (in U.S. dollars per troy ounce)	High	Low	Period End
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,531.00	2,040.00
Second Quarter	2,182.00	1,878.00	2,064.00
Third Quarter	2,075.00	1,004.00	1,004.00
Fourth Quarter	1,032.00	763.00	898.00
2009
First Quarter	1,152.00	918.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter	1,339.00	1,095.00	1,287.00
Fourth Quarter	1,494.00	1,269.00	1,461.00
2010
First Quarter (through February 25, 2010)	1,627.00	1,475.00	1,514.00

Daily Official Settlement Prices of Platinum January 1, 2005 to February 25, 2010

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Palladium (in U.S. dollars per troy ounce)	High	Low	Period End
2005
First Quarter	208.00	178.00	198.50
Second Quarter	203.00	182.50	183.00
Third Quarter	201.00	172.00	194.00
Fourth Quarter	295.00	192.00	258.00
2006
First Quarter	345.00	261.00	332.00
Second Quarter	404.00	282.00	312.00
Third Quarter	349.00	304.00	315.00
Fourth Quarter	333.50	295.00	323.50
2007
First Quarter	355.25	329.00	351.75
Second Quarter	382.00	350.50	365.00
Third Quarter	370.50	320.00	343.75
Fourth Quarter	379.00	343.50	364.00
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter (through February 25, 2010)	462.00	395.00	420.00

Daily Official Settlement Prices of Palladium January 1, 2005 to February 25, 2010

February 2010	Page 18

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Zinc (in U.S. dollars per tonne)	High	Low	Period End
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,369.50	4,331.00
2007
First Quarter	4,115.50	3,050.00	3,280.50
Second Quarter	4,120.00	3,205.50	3,301.00
Third Quarter	3,820.00	2,700.00	3,059.00
Fourth Quarter	3,161.00	2,214.00	2,290.00
2008
First Quarter	2,825.50	2,180.00	2,303.00
Second Quarter	2,362.50	1,812.00	1,875.00
Third Quarter	2,024.00	1,630.00	1,650.00
Fourth Quarter	1,647.00	1,042.00	1,120.50
2009
First Quarter	1,309.00	1,059.50	1,300.50
Second Quarter	1,672.50	1,261.00	1,555.00
Third Quarter	1,967.00	1,461.00	1,913.50
Fourth Quarter	2,570.00	1,852.00	2,570.00
2010
First Quarter (through February 25, 2010)	2,634.50	1,981.00	2,148.50

Daily Official Cash Offer Prices of Zinc January 1, 2005 to February 25, 2010

February 2010	Page 19

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Cocoa (in U.S. dollars per metric ton)	High	Low	Period End
2005
First Quarter	1,844	1,466	1,613
Second Quarter	1,588	1,394	1,440
Third Quarter	1,519	1,318	1,413
Fourth Quarter	1,504	1,321	1,504
2006
First Quarter	1,598	1,424	1,489
Second Quarter	1,646	1,418	1,646
Third Quarter	1,729	1,393	1,472
Fourth Quarter	1,691	1,406	1,635
2007
First Quarter	1,953	1,578	1,953
Second Quarter	2,054	1,815	2,054
Third Quarter	2,128	1,773	2,036
Fourth Quarter	2,246	1,816	2,035
2008
First Quarter	2,922	2,097	2,321
Second Quarter	3,275	2,230	3,245
Third Quarter	3,360	2,547	2,558
Fourth Quarter	2,672	1,912	2,665
2009
First Quarter	2,832	2,242	2,605
Second Quarter	2,813	2,297	2,487
Third Quarter	3,170	2,442	3,140
Fourth Quarter	3,498	3,001	3,289
2010
First Quarter (through February 25, 2010)	3,461	2,972	2,922

Daily Official Settlement Prices of Cocoa January 1, 2005 to February 25, 2010

February 2010	Page 20

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Coffee (in U.S. cents per pound)	High	Low	Period End
2005
First Quarter	135.75	95.60	126.40
Second Quarter	130.45	102.70	104.65
Third Quarter	106.75	84.45	93.45
Fourth Quarter	107.85	90.75	107.10
2006
First Quarter	124.30	103.65	107.00
Second Quarter	112.90	94.60	99.50
Third Quarter	108.20	94.05	107.65
Fourth Quarter	128.90	101.85	126.20
2007
First Quarter	125.00	107.60	109.25
Second Quarter	117.40	101.35	111.00
Third Quarter	133.15	107.05	128.65
Fourth Quarter	139.30	118.90	136.20
2008
First Quarter	165.40	127.40	127.40
Second Quarter	151.25	128.40	150.90
Third Quarter	153.45	126.45	130.45
Fourth Quarter	129.10	101.60	112.05
2009
First Quarter	122.50	103.55	115.75
Second Quarter	142.25	111.65	117.30
Third Quarter	138.05	112.30	127.80
Fourth Quarter	148.20	126.70	135.95
2010
First Quarter (through February 25, 2010)	145.35	127.70	129.80

Daily Official Settlement Prices of Coffee January 1, 2005 to February 25, 2010

February 2010	Page 21

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Palm Oil (in Malaysian ringgit per ton)	High	Low	Period End
2005
First Quarter	1,476	1,258	1,461
Second Quarter	1,454	1,362	1,408
Third Quarter	1,460	1,340	1,460
Fourth Quarter	1,482	1,387	1,415
2006
First Quarter	1,510	1,417	1,437
Second Quarter	1,494	1,411	1,491
Third Quarter	1,677	1,487	1,559
Fourth Quarter	2,032	1,523	1,995
2007
First Quarter	2,070	1,856	2,070
Second Quarter	2,701	2,061	2,427
Third Quarter	2,675	2,366	2,644
Fourth Quarter	3,125	2,542	3,050
2008
First Quarter	4,330	3,082	3,395
Second Quarter	3,730	3,170	3,598
Third Quarter	3,635	2,040	2,090
Fourth Quarter	2,000	1,390	1,695
2009
First Quarter	2,035	1,740	2,000
Second Quarter	2,789	2,070	2,230
Third Quarter	2,515	1,990	2,105
Fourth Quarter	2,663	2,030	2,663
2010
First Quarter (through February 25, 2010)	2,702	2,407	2,595

Daily Official Settlement Prices of Palm Oil January 1, 2005 to February 25, 2010

February 2010	Page 22

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Rough Rice (in U.S. cents per hundredweight)	High	Low	Period End
2005
First Quarter	7.210	6.260	7.070
Second Quarter	7.740	6.390	6.400
Third Quarter	7.345	6.180	7.260
Fourth Quarter	7.990	7.060	7.935
2006
First Quarter	8.650	7.880	8.560
Second Quarter	9.275	8.140	9.200
Third Quarter	9.870	8.470	9.665
Fourth Quarter	10.175	9.305	10.130
2007
First Quarter	10.520	9.760	10.080
Second Quarter	10.835	9.880	10.390
Third Quarter	11.750	10.130	11.730
Fourth Quarter	13.650	11.400	13.550
2008
First Quarter	19.690	13.940	19.690
Second Quarter	24.460	18.450	20.210
Third Quarter	20.950	15.880	18.895
Fourth Quarter	18.345	12.990	15.340
2009
First Quarter	15.295	11.455	12.410
Second Quarter	13.395	11.900	12.230
Third Quarter	13.925	12.425	13.315
Fourth Quarter	15.980	13.105	14.565
2010
First Quarter (through February 25, 2010)	14.810	13.300	13.640

Daily Official Settlement Prices of Rough Rice January 1, 2005 to February 25, 2010

February 2010	Page 23

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due March 5, 2012
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Commodity PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for Commodity PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at .www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for Commodity PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at .www.sec.gov as follows:

Prospectus Supplement for Commodity PLUS dated August 20, 2009

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for Commodity PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

February 2010	Page 24